Exibit 99.1

ELGT Announces Substantial Contract Award
Monday October 24, 11:19 am ET

GARLAND, Texas--(BUSINESS WIRE)--Oct. 24, 2005--Electric & Gas Technology, Inc. (OTCBB:ELGT - News) today announced that it has been awarded a $2,470,000 fabrication contract with delivery scheduled mostly in the second fiscal quarter.

Daniel A. Zimmerman, President and CEO of ELGT, said, "We are pleased to announce that ELGT and a new marketing partner, Interactive Software Products, Inc. of Rockford, Illinois, were successful in our first pursuit of new opportunities in the public election sector. ELGT was awarded an important part of a large ballot box replacement contract for the Cook County, Illinois Elections Department, one of the five largest Elections Jurisdictions in the USA. We will provide the "Election Supply Cabinets" to hold state-of-the-art ballot counting machines and related peripherals and supplies in time for the 2006 primary elections. These large metal cabinets that have approximate measurements of five feet high by four feet deep by two feet wide are on casters and are rolled on and off box trucks as the ballots are accumulated."

Zimmerman continued, "This contract was won as a result of the intense coordination that was accomplished between Interactive, the Cook County Election Officials and the talented team of people at our Logic Metals Technology subsidiary. The cabinet was presented as a concept model, and our team had one week to complete the design and manufacturing methods and fabricate a fully functioning prototype with delivery in time for a critical meeting. This single project is worth $2,470,000 of revenue to ELGT, most of which will be delivered in the second fiscal quarter. Because of the stature of the end user and the visibility of the overall project to other jurisdictions across the country we anticipate that we will see more opportunities to provide services to the election equipment industry."

Vaughn Duck, President of Interactive Software Products, Inc., commented, "ELGT was highly responsive to our initial inquiry and throughout the intensive vetting process. In the end, ELGT won the confidence of the buyer because they under-committed and over-delivered. Kudos to Dan Zimmerman's team at ELGT."

Electric & Gas Technology, Inc. (ELGT) is a publicly traded company that, through its subsidiaries, operates in two main areas: (1) Utilities & Energy Industry Products and (2) Contract Design/Manufacturing.

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, which represents the Company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The Company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) increased competition, (ii) the price-sensitive nature of product demand, (iii) the Company's dependence upon favorable pricing from its suppliers and (iv) other risks indicated herein and in filings with the SEC.

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Contact:
     Electric & Gas Technology, Inc., Garland
     Susan Lipinczyk, 972-840-3223